Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of QuickLogic Corporation, of our report dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QuickLogic Corporation, which report appears in the Form 10-K of QuickLogic Corporation for the year ended December 30, 2018 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic No. 606, Revenue Recognition).

/s/ Moss Adams LLP

San Francisco, California

May 29, 2019